Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264294

Prospectus Supplement No. 1

(To Prospectus dated August 25, 2022)

PropertyGuru Group Limited

Primary Offering Of

19,838,446 ORDINARY SHARES

Secondary Offering Of

149,193,490 ORDINARY SHARES

12,960,001 WARRANTS TO PURCHASE ORDINARY SHARES, AND

17,003,411 ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the prospectus dated August 25, 2022, or the “Prospectus”, which forms a part of the registrant’s Registration Statement on Form F-1 (Registration No. 333-264294). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on August 25, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “PGRU.” On August 24, 2022, the last reported sale price of our ordinary shares as reported on NYSE was $4.68 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 25, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2022

Commission File Number: 001-41330

PropertyGuru Group Limited

Paya Lebar Quarter 1

Paya Lebar Link

#12-01/04

Singapore 408533

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒                Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

EXPLANATORY NOTE

On August 25, 2022, PropertyGuru Group Limited (NYSE: PGRU) (the “Company”) issued a press release titled “PropertyGuru Reports Second Quarter 2022 Results, Revenues Grow 44% Year Over Year in Second Quarter and 43% in First Half.”

A copy of that press release is furnished as Exhibit 99.1 to this report on Form 6-K.

A copy of the Company’s unaudited interim condensed consolidated financial statements for the three and six months ended 30 June 2022 is furnished as Exhibit 99.2 to this report on Form 6-K.

The information in this report of foreign private issuer on Form 6-K, including Exhibits 99.1 and 99.2, is hereby incorporated by reference into the Company’s registration statement on Form S-8 (Registration No. 333-265252).

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Press Release of the Company, dated August 25, 2022

99.2	Unaudited interim condensed consolidated financial statements for the three and six months ended 30 June 2022

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PROPERTYGURU GROUP LIMITED
Date: August 25, 2022	By:	/s/ Hari Vembakkam Krishnan
Name: Hari Vembakkam Krishnan
Title: Chief Executive Officer and Managing Director

Exhibit 99.1

PropertyGuru Reports Second Quarter 2022 Results

Revenues Grow 44% Year Over Year in Second Quarter and 43% in First Half

•	Total revenue of S$33.0 million in the second quarter 2022 and S$61.3 million in the first half of 2022

•	Adjusted EBITDA was S$3.0 million in the second quarter 2022 and S$3.9 million in the first half of 2022

Singapore – August 25, 2022 – PropertyGuru Group Limited (NYSE: PGRU) (“PropertyGuru” or the “Company”), Southeast Asia’s leading1, property technology (“PropTech”) company, today announced financial results for the quarter ended June 30, 20222. Net income and Adjusted EBITDA3 were S$3.8 million and S$3.0 million, respectively, which compares to a net loss of S$139.8 million4 and Adjusted EBITDA loss of S$2.0 million in the prior year period. Revenue of S$33.0 million in the second quarter 2022 increased 44% year over year.

Management Commentary

Hari V. Krishnan, Chief Executive Officer and Managing Director, PropertyGuru, said “Second quarter results built on the strong start to the year. The strategy of increasing our customer value proposition is proving effective, as we see the return on investments made over the past few years. The second quarter saw us deliver more tools and features that further enhance the customer experience as the pace of our internal innovation accelerates. Going forward, we expect to capitalize on both organic and inorganic opportunities to further expand our world-class solutions to customers. Even with our growing business strength, we remain vigilant around potential market challenges from rising inflation and interest rates and other global macro headwinds.”

Joe Dische, Chief Financial Officer, PropertyGuru, added “Second quarter revenues were up 44% year over year, building on the first quarter’s solid performance and setting us up for a strong back half of 2022. Growth was balanced across all business segments and the further leveraging of our cost structure helped drive positive Adjusted EBITDA.”

[1]	Based on SimilarWeb data between January 2022 and June 2022.
[2]	The second quarter and first half ended June 30, 2022 includes results of the iProperty Malaysia and thinkofliving businesses which were acquired on August 3, 2021.
[3]

Included in the S$0.8 million of adjustments between net income and Adjusted EBITDA in the second quarter of 2022 were a positive change in the fair value of preferred shares, warrant liability and embedded derivatives of S$11.9 million and S$5.9 million of depreciation and amortization expense.

[4]

Included in the S$137.8 million of adjustments between net loss and Adjusted EBITDA in the second quarter of 2021 were a negative change in the fair value of preferred shares, warrant liability and embedded derivatives of S$125.1 million and S$4.9 million of finance costs - net.

6

Financial Highlights – Second Quarter 2022

•	Total revenue of S$33.0 million increased 44% year over year and was balanced with growth across all markets and business segments.

•

Marketplaces revenues increased by 43% year over year to S$32.0 million. Investments made over the last two years are gaining traction now as real estate markets emerge from the pandemic-induced slowdown.

o

Singapore Marketplaces revenue increased 31% to S$17.3 million. Quarterly Average Revenue Per Agent (“ARPA”) of S$1,008 rose 29% year over year through improved yield derived from previous price rises and increased activity on our platform. We had a total of 15,023 agents with a renewal rate of 82%, reflecting a strong local property market.

o	Malaysia Marketplaces revenue increased 170% to S$5.9 million from S$2.2 million in the prior year period as a result of the acquisition of the iProperty business in August 2021.

o

Vietnam Marketplaces revenue increased by 19% to S$6.9 million from S$5.8 million in the prior year period. This was driven by both a 17% increase in the number of listings to 2.38 million and a 7% increase in average revenue per listing (“ARPL”) to S$2.83.

•	At quarter-end, cash and cash equivalents was $368.8 million.

Information regarding our operating segments is presented below.

	For the Three Months Ended June 30
	2022	2021	YoY Growth
	(S$ in thousands except percentages)

Revenue	33,031	23,003	43.6%

Marketplaces	32,001	22,328	43.3%
Singapore	17,293	13,246	30.6%
Vietnam	6,943	5,835	19.0%
Malaysia	5,899	2,187	169.7%
Other Asia	1,866	1,060	76.0%
Fintech and data services	1,030	675	52.6%
Adjusted EBITDA	3,011	(1,950)

Marketplaces	12,964	6,805
Singapore	11,233	8,601
Vietnam	1,669	1,869
Malaysia	1,241	(2,439)
Other Asia	(1,179)	(1,226)
Fintech and data services	(1,885)	(1,351)
Corporate*	(8,068)	(7,404)
Adjusted EBITDA Margin (%)	9.1%	-8.5%

Marketplaces	40.5%	30.5%
Singapore	65.0%	64.9%
Vietnam	24.0%	32.0%
Malaysia	21.0%	-111.5%
Other Asia	-63.2%	-115.7%
Fintech and data services	-183.0%	-200.1%

7

	For the Six Months Ended June 30
	2022	2021	YoY Growth
	(S$ in thousands except percentages)

Revenue	61,263	42,890	42.8%

Marketplaces	59,214	41,537	42.6%
Singapore	32,297	25,359	27.4%
Vietnam	11,999	10,098	18.8%
Malaysia	11,333	4,046	180.1%
Other Asia	3,585	2,034	76.3%
Fintech and data services	2,049	1,353	51.4%
Adjusted EBITDA	3,895	(4,772)

Marketplaces	26,616	10,884
Singapore	22,631	16,932
Vietnam	2,806	2,778
Malaysia	3,610	(6,931)
Other Asia	(2,431)	(1,895)
Fintech and data services	(3,531)	(2,093)
Corporate*	(19,190)	(13,563)
Adjusted EBITDA Margin (%)	6.4%	-11.1%

Marketplaces	44.9%	26.2%
Singapore	70.1%	66.8%
Vietnam	23.4%	27.5%
Malaysia	31.9%	-171.3%
Other Asia	-67.8%	-93.2%
Fintech and data services	-172.3%	-154.7%

*Corporate consists of headquarters costs, which are not allocated to the segments. Headquarters costs are costs of PropertyGuru’s personnel that are based predominantly in its Singapore headquarters and certain key personnel in Malaysia and Thailand, and that service PropertyGuru’s group as a whole, consisting of its executive officers and its group marketing, technology, product, human resources, finance and operations teams, as well as platform IT costs (hosting, licensing, domain fees), workplace facilities costs, corporate public relations retainer costs and professional fees such as audit, legal and consultant fees. Certain elements of marketing expenses previously allocated to Corporate in the first quarter 2022 have since been moved to business segments in line with changes to internal reporting lines.

Strong Category Leadership Drives Long-Term Growth Opportunities

As of June 30, 2022, PropertyGuru continued its Engagement Market Share5 leadership in Singapore, Vietnam, Malaysia and Thailand.

•	Singapore: 76% – 3.7x the closest peer

•	Vietnam: 75% – 3.0x the closest peer

•	Malaysia: 96% – 25.2x the closest peer

•	Thailand: 59% – 2.8x the closest peer

•	Indonesia: 21% – 0.3x the closest peer

[5]	Based on SimilarWeb data between January 2022 and June 2022.

8

Full Year 2022 Outlook

The Company reiterates its full year 2022 outlook of approximately 44% revenue growth, driven by the strong start to 2022 and growth across all core markets. The Company expects to return to full year positive Adjusted EBITDA, as it realizes the full benefits of its pandemic-period investments in people, technology, and marketing. The Company cautions that this outlook could be impacted by uncertainty around rising inflation and interest rates, government policy and fiscal intervention, political instability, and other macro factors.

Conference Call and Webcast Details

The Company will host a conference call and webcast on Thursday, August 25, 2022, at 8:00 a.m. Eastern Standard Time / 8:00 p.m. Singapore Standard Time to discuss the Company’s financial results and outlook.

The PropertyGuru (NYSE: PGRU) Q2 2022 Earnings call can be accessed by registering at:

https://propertyguru.zoom.us/webinar/register/WN_E0YIQzANThSqwAaVqFXUiA

An archived version will be available on the Company’s Investor Relations website after the call at https://investors.propertygurugroup.com/news-and-events/events-and-presentations/default.aspx

About PropertyGuru Group

PropertyGuru is Southeast Asia’s leading1 PropTech company, and the preferred destination for over 40 million property seekers6 to find their dream home, every month. PropertyGuru empowers property seekers with more than 3.5 million real estate listings7, in-depth insights, and solutions that enable them to make confident property decisions across Singapore, Malaysia, Thailand, Indonesia, and Vietnam.

PropertyGuru.com.sg was launched in 2007 and has helped to drive the Singapore property market online and has made property search transparent for the property seeker. In the last 15 years, PropertyGuru has grown into a high-growth PropTech company with a robust portfolio of leading property portals across its core markets; award-winning mobile apps; a high quality developer sales enablement platform, FastKey; mortgage marketplace PropertyGuru Finance; and a host of other property offerings including Awards, events and publications across Asia.

For more information, please visit: PropertyGuruGroup.com; PropertyGuru Group on LinkedIn.

Contact Information:

Media	Investor
PropertyGuru Group	PropertyGuru Group	The Blueshirt Group
Sheena Chopra	Nat Otis	Gary Dvorchak
+65 9247 5651	(860) 906-7860
sheena@propertyguru.com.sg	natotis@propertyguru.com	pgru@blueshirtgroup.com

[6]	Based on Google Analytics data between January 2022 and June 2022.
[7]	Based on data between January 2022 and June 2022.

9

Key Performance Metrics and Non-IFRS Financial Measures

Our priority markets comprise Singapore, Vietnam, Malaysia and Thailand. Our core markets comprise Singapore, Vietnam, Malaysia, Thailand and Indonesia.

Engagement Market Share is the average monthly engagement for websites owned by PropertyGuru as compared to average monthly engagement for a basket of peers calculated over the relevant period. Engagement is calculated as the number of visits to a website during a period multiplied by the total amount of time spent on that website for the same period, in each case based on data from SimilarWeb. Engagement Market Share is based on the prevailing SimilarWeb algorithm on the date the Company first filed or furnished such information to the U.S. Securities and Exchange Commission (“SEC”).

Number of agents in all core markets except Vietnam is calculated for a period as the sum of the number of agents with a valid 12-month subscription package at the end of each month in a period divided by the number of months in such period. In Vietnam, number of agents is calculated as the number of agents who credit money into their account within the relevant period. When counting in aggregate across the PropertyGuru group, in markets where PropertyGuru operates more than one property portal, an agent with subscriptions to more than one portal is only counted once.

Number of real estate listings is calculated as the number of listings created during the month for Vietnam and the average number of monthly listings available in the period for other markets.

Average revenue per agent (“ARPA”) is calculated as agent revenue for a period divided by the average number of agents in that period, which is calculated as the sum of the number of total agents at the end of each month in a period divided by the number of months in such period.

Average revenue per listing (“ARPL”) is calculated as revenue for a period divided by the number of listings in such period.

Renewal rate is calculated as the number of agents that successfully renew their annual package during a period divided by the number of agents whose packages are up for renewal (at the end of their twelve-month subscription) during that period.

This press release also includes references to non-IFRS financial measures, namely Adjusted EBITDA and Adjusted EBITDA Margin. PropertyGuru uses these measures, collectively, to evaluate ongoing operations and for internal planning and forecasting purposes. PropertyGuru believes that non-IFRS information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and may assist in comparisons with other companies to the extent that such other companies use similar non-IFRS measures to supplement their IFRS or GAAP results. These non-IFRS measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with IFRS, and may be different from similarly titled non-IFRS measures used by other companies. Accordingly, non-IFRS measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of other IFRS financial measures, such as net loss and loss before income tax.

Adjusted EBITDA is a non-IFRS financial measure defined as net loss for year/period plus changes in fair value of preferred shares and embedded derivatives, finance costs, depreciation and amortization, income tax expenses, impairments when the impairment is the result of an isolated, non-recurring events, share grant and option expenses, loss on disposal of plant and equipment and intangible assets, currency translation loss, business acquisition transaction and integration costs, legal and professional expenses incurred for IPO, share listing expenses and on-going costs of a listed entity. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.

10

A reconciliation of net income/(loss) to Adjusted EBITDA is provided as follows:

	For the Three Months Ended June 30,
	2022	2021
	(S$ in thousands)

Net income/(loss)	3,821	(139,781)
Adjustments:
Changes in fair value of preferred shares, warrant liability and embedded derivatives	(11,944)	125,086
Finance costs - net	1,192	4,948
Depreciation and amortisation expense	5,920	2,564
Share grant and option expenses	1,507	1,136
Other gains/(losses) - net	62	349
Business acquisition transaction and integration cost	1,489	1,254
Legal and professional fees incurred for IPO	(1,874)	2,252
On-going cost of a listed entity	2,869	—
Tax (credit)/expense	(31)	242

Adjusted EBITDA	3,011	(1,950)

	For the Six Months Ended June 30,
	2022	2021
	(S$ in thousands)

Net loss	(116,527)	(150,568)
Adjustments:
Changes in fair value of preferred shares, warrant liability and embedded derivatives	(23,016)	124,146
Finance costs - net	1,818	9,951
Depreciation and amortisation expense	10,834	5,012
Impairment	—	8
Share grant and option expenses	3,035	2,468
Other gains/(losses) - net	263	366
Business acquisition transaction and integration cost	2,598	1,254
Legal and professional fees incurred for IPO	16,570	2,252
Share listing expense	104,950	—
On-going cost of a listed entity	3,323	—
Tax expense	47	339

Adjusted EBITDA	3,895	(4,772)

11

Forward-Looking Statements

Forward-looking statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1955. These statements include statements regarding our future results of operations and financial position, planned products and services, business strategy and plans, objectives of management for future operations of PropertyGuru, market size and growth opportunities, competitive position and technological and market trends and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: changes in domestic and foreign business, market, financial, political and legal conditions; competitive pressures in and any disruption to the industry in which PropertyGuru and its subsidiaries (the “Group”) operates; the Group’s ability to achieve profitability despite a history of losses; the Group’s ability to implement its growth strategies and manage its growth; customers of the Group continuing to make valuable contributions to its platform, the Group’s ability to meet consumer expectations; the success of the Group’s new product or service offerings; the Group’s ability to produce accurate forecasts of its operating and financial results; the Group’s ability to attract traffic to its websites; the Group’s ability to assess property values accurately; the Group’s internal controls; the impact of rising inflation and interest rates on the Group’s business, real estate markets and the economy in general; the war in Ukraine and escalating geopolitical tensions as a result of Russia’s invasion of Ukraine; fluctuations in foreign currency exchange rates; the Group’s ability to raise capital; media coverage of the Group; the Group’s ability to obtain insurance coverage; changes in the regulatory environments (such as anti-trust laws, foreign ownership restrictions and tax regimes) of the countries in which the Group operates, general economic conditions in the countries in which the Group operates, the Group’s ability to attract and retain management and skilled employees, the impact of the COVID-19 pandemic on the business of the Group, the success of the Group’s strategic investments and acquisitions, changes in the Group’s relationship with its current customers, suppliers and service providers, disruptions to information technology systems and networks, the Group’s ability to grow and protect its brand and the Group’s reputation, the Group’s ability to protect its intellectual property; changes in regulation and other contingencies; the Group’s ability to achieve tax efficiencies of its corporate structure and intercompany arrangements; potential and future litigation that the Group may be involved in; unanticipated losses, write-downs or write-offs, restructuring and impairment or other charges, taxes or other liabilities that may be incurred or required subsequent to, or in connection with, the consummation of the Group’s completed business combination and technological advancements in the Group’s industry; and other risks discussed in our filings with the SEC.

12

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The inclusion of any statement in this press release does not constitute an admission by PropertyGuru or any other person that the events or circumstances described in such statement are material. Undue reliance should not be placed upon the forward-looking statements.

Industry and Market Data

This press release contains information, estimates and other statistical data derived from third party sources and/or industry or general publications, including estimated insights from SimilarWeb and Google Analytics. Such information involves a number of assumptions and limitations, and you are cautioned not to place undue weight on such estimates. PropertyGuru has not independently verified such third-party information, and makes no representation as to the accuracy of such third-party information.

13

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(S$ in thousands, except share and per share data)

Revenue	33,031	23,003	61,263	42,890
Other income	292	451	769	1,079
Other gains/(losses) - net	11,882	(125,435)	22,753	(124,512)

Expenses
Venue costs	(998)	(880)	(1,947)	(1,427)
Sales and marketing cost	(5,839)	(6,282)	(9,938)	(13,701)
Sales commission	(3,135)	(1,859)	(6,186)	(3,696)
(Impairment)/Reversal of impairment loss on financial assets	(438)	(963)	166	(291)
Depreciation and amortisation	(5,920)	(2,564)	(10,834)	(5,012)
Impairment of intangible assets	—	—	—	(8)
IT and Internet expenses	(2,869)	(1,748)	(5,283)	(3,448)
Legal and professional	(2,313)	(1,249)	(3,168)	(1,592)
Employee compensation	(17,303)	(13,638)	(35,569)	(26,116)
Non-executive directors’ remuneration	(785)	(145)	(1,557)	(289)
Staff cost	(336)	(174)	(735)	(368)
Office rental	(58)	(19)	(80)	(29)
Finance cost	(1,284)	(5,066)	(2,011)	(10,188)
Legal and professional fees incurred for IPO	1,875	(2,252)	(16,570)	(2,252)
Share listing expense	—	—	(104,950)	—
Other expenses	(2,012)	(719)	(2,603)	(1,269)

Total expenses	(41,415)	(37,558)	(201,265)	(69,686)

Profit/(Loss) before income tax	3,790	(139,539)	(116,480)	(150,229)

Tax credit/(expenses)	31	(242)	(47)	(339)

Net income/(loss) for the period	3,821	(139,781)	(116,527)	(150,568)

Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Currency translation differences arising from consolidation	3,108	388	2,445	2,276
Items that will not be reclassified subsequently to profit or loss:
Actuarial gain/(loss) from post-employment benefits obligation	8	—	(1)	—

Other comprehensive income for the period, net of tax	3,116	388	2,444	2,276

Total comprehensive income/(loss) for the period	6,937	(139,393)	(114,083)	(148,292)

Earnings/(Loss) per share for income/(loss) attributable to equity holders of the Company
Basic and diluted earnings/(loss) per share for the period	$0.02	($2.48)	($0.79)	($2.68)

14

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2022	As of December 31, 2021
	(S$ in thousands)

ASSETS
Current assets
Cash and cash equivalents	368,762	70,236
Trade and other receivables	19,024	17,655

	387,786	87,891

Non-current assets
Trade and other receivables	3,525	1,564
Intangible assets	397,299	401,157
Plant and equipment	2,567	3,329
Right-of-use assets	13,156	15,419

	416,547	421,469

Total assets	804,333	509,360

LIABILITIES
Current liabilities
Trade and other payables	43,082	32,921
Lease liabilities	4,174	4,439
Borrowings	18,368	170
Deferred revenue	49,865	47,318
Warrants liability	5,109	—
Provision for reinstatement cost	22	36
Current income tax liabilities	4,342	4,554

	124,962	89,438

Non-current liabilities
Trade and other payables	933	603
Lease liabilities	10,326	12,452
Borrowings	—	16,732
Deferred income tax liabilities	2,072	2,375
Provision for reinstatement cost	510	569

	13,841	32,731

Total liabilities	138,803	122,169

Net assets	665,530	387,191

SHAREHOLDERS’ EQUITY
Capital and reserves attributable to equity holders of the Company

Share capital	1,078,528	684,347
Share reserve	16,899	18,658
Capital reserve	785	785
Warrants	5,742	5,742
Translation reserve	5,187	2,742
Accumulated losses	(441,611)	(325,083)

Total shareholders’ equity	665,530	387,191

15

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30
	2022	2021
	(S$ in thousands)

Cash flows from operating activities
Loss for the period	(116,527)	(150,568)
Adjustments for:
- Tax expense	47	339
- Employee share grant and option expense	1,804	2,448
- Non-executive director share grant and option expense	1,320	108
- Depreciation and amortisation	10,834	5,012
- Loss on disposal of plant and equipment and intangible assets	104	—
- (Reversal of impairment)/Impairment loss on financial assets	(166)	291
- Gain on lease modification	(188)	—
- Interest income	(193)	(237)
- Finance cost	2,011	10,188
- Unrealised currency translation losses	8,775	133
- Fair value loss of Series B, D1, E and F conversion options	—	124,146
- Fair value gain on warrant liability	(23,016)	—
- Share listing expense	104,950	—

	(10,245)	(8,140)
Change in working capital, net of effects from acquisition and disposal of subsidiaries:
- Trade and other receivables	(1,807)	1,040
- Trade and other payables	9,735	1,575
- Deferred revenue	2,547	(326)

Cash used in operations	230	(5,851)
Interest received	186	231
Income tax paid	(582)	(1,144)

Net cash used in operating activities	(166)	(6,764)

Cash flows from investing activities
Additions to plant and equipment	(438)	(459)
Additions of intangible assets	(9,581)	(4,971)
Proceeds from disposal of plant and equipment	27	1

Net cash used in investing activities	(9,992)	(5,429)

Cash flows from financing activities
Interest paid	(536)	(631)
Proceeds from borrowings	—	11,000
Borrowings’ transaction cost	—	(449)
Principal payment of lease liabilities	(2,206)	(2,070)
Proceeds from Reorganisation	142,145	—
Proceeds from the shares issued to PIPE investors	178,653	—
Transaction cost in relation to issuance of PIPE shares	(7,664)	—
Proceeds from issuance of ordinary shares	728	77
Repayment of convertible notes	—	(11,261)
Payment for legal and professional fees incurred for IPO	(2,436)	—

Net cash provided/(used in) by financing activities	308,684	(3,334)

Net increase/(decrease) in cash and cash equivalents	298,526	(15,527)

Cash and cash equivalents
Beginning of the six months ended 30 June	70,236	93,359

End of the six months ended 30 June	368,762	77,832

16

Exhibit 99.2

PROPERTYGURU GROUP LIMITED

(Incorporated in Cayman Islands)

AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

PROPERTYGURU GROUP LIMITED

(Incorporated in Cayman Islands)

AND ITS SUBSIDIARIES

INDEX TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

For the three and six months ended 30 June 2022

		For the Three Months ended 30 June		For the Six Months ended 30 June
	Note	2022	2021	2022	2021
		$’000	$’000	$’000	$’000

Revenue	5	33,031	23,003	61,263	42,890
Other income		292	451	769	1,079
Other gains/(losses) - net	7	11,882	(125,435)	22,753	(124,512)

Expenses
- Venue costs		(998)	(880)	(1,947)	(1,427)
- Sales and marketing cost		(5,839)	(6,282)	(9,938)	(13,701)
- Sales commission		(3,135)	(1,859)	(6,186)	(3,696)
- (Impairment)/Reversal of impairment loss on financial assets		(438)	(963)	166	(291)
- Depreciation and amortisation		(5,920)	(2,564)	(10,834)	(5,012)
- Impairment of intangible assets		—	—	—	(8)
- IT and internet expenses		(2,869)	(1,748)	(5,283)	(3,448)
- Legal and professional		(2,313)	(1,249)	(3,168)	(1,592)
- Employee compensation		(17,303)	(13,638)	(35,569)	(26,116)
- Non-executive directors’ remuneration		(785)	(145)	(1,557)	(289)
- Staff cost		(336)	(174)	(735)	(368)
- Office rental		(58)	(19)	(80)	(29)
- Finance cost		(1,284)	(5,066)	(2,011)	(10,188)
- Legal and professional fees incurred for IPO		1,875	(2,252)	(16,570)	(2,252)
- Share listing expense	2	—	—	(104,950)	—
- Other expenses		(2,012)	(719)	(2,603)	(1,269)
Total expenses		(41,415)	(37,558)	(201,265)	(69,686)

Profit/(Loss) before income tax		3,790	(139,539)	(116,480)	(150,229)

Tax credit/(expense)	8	31	(242)	(47)	(339)

Net income/(loss) for the period		3,821	(139,781)	(116,527)	(150,568)

Other comprehensive income:
Items that may be reclassified subsequently to profit or loss:
Currency translation differences arising from consolidation		3,108	388	2,445	2,276
Items that will not be reclassified subsequently to profit or loss:
Actuarial gain/(loss) from post-employment benefits obligation		8	—	(1)	—

Other comprehensive income for the period, net of tax		3,116	388	2,444	2,276

Total comprehensive income/(loss) for the period		6,937	(139,393)	(114,083)	(148,292)

		For the Three Months ended 30 June		For the Six Months ended 30 June
	Note	2022	2021	2022	2021
		$ per share	$ per share	$ per share	$ per share

Earnings/(Loss) per share for income/(loss) attributable to equity holders of the Group
Basic and diluted earnings/(loss) per share for the period	6	0.02	(2.48)	(0.79)	(2.68)

The accompanying notes form an integral part of these unaudited interim condensed consolidated financial statements.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

As of 30 June 2022 and 31 December 2021

	Note	30 June 2022	31 December 2021
		$’000	$’000

ASSETS
Current assets
Cash and cash equivalents		368,762	70,236
Trade and other receivables		19,024	17,655

		387,786	87,891

Non-current assets
Trade and other receivables		3,525	1,564
Intangible assets		397,299	401,157
Plant and equipment		2,567	3,329
Right-of-use assets		13,156	15,419

		416,547	421,469

Total assets		804,333	509,360

LIABILITIES
Current liabilities
Trade and other payables		43,082	32,921
Lease liabilities		4,174	4,439
Borrowings		18,368	170
Deferred revenue		49,865	47,318
Warrant liabilities		5,109	—
Provision for reinstatement costs		22	36
Current income tax liabilities	8	4,342	4,554

		124,962	89,438

Non-current liabilities
Trade and other payables		933	603
Lease liabilities		10,326	12,452
Borrowings		—	16,732
Deferred income tax liabilities	8	2,072	2,375
Provision for reinstatement costs		510	569

		13,841	32,731

Total liabilities		138,803	122,169

Net assets		665,530	387,191

SHAREHOLDERS’ EQUITY
Capital and reserves attributable to equity holders of the Company

Share capital	10	1,078,528	684,347
Share reserve	11	16,899	18,658
Capital reserve	11	785	785
Warrants		5,742	5,742
Translation reserve		5,187	2,742
Accumulated losses		(441,611)	(325,083)

Total shareholders’ equity		665,530	387,191

The accompanying notes form an integral part of these unaudited interim condensed consolidated financial statements.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/(DEFICIENCY)

For the six months ended 30 June 2022

	Note	Share capital	Share reserve	Capital reserve	Warrants	Translation reserve	Accumulated losses	Total shareholders’ equity/ (deficiency)
		$’000	$’000	$’000	$’000	$’000	$’000	$’000

Balance at 1 January 2022		684,347	18,658	785	5,742	2,742	(325,083)	387,191
Loss for the period		—	—	—	—	—	(116,527)	(116,527)
Other comprehensive income/(loss) for the period		—	—	—	—	2,445	(1)	2,444

Total comprehensive income/(loss) for the period		—	—	—	—	2,445	(116,528)	(114,083)

Employee share grant and option scheme	11	—	1,804	—	—	—	—	1,804
Non-executive directors share grant and option scheme		—	1,320	—	—	—	—	1,320
Shares issued to PIPE investors	10	178,653	—	—	—	—	—	178,653
Transaction cost in relation to issuance of PIPE shares	10	(7,664)	—	—	—	—	—	(7,664)
Reorganisation	10	217,581	—	—	—	—	—	217,581
Issuance of shares	10 & 11	5,611	(4,883)	—	—	—	—	728

Total transactions with owners, recognised directly in equity		394,181	(1,759)	—	—	—	—	392,422

Balance at 30 June 2022		1,078,528	16,899	785	5,742	5,187	(441,611)	665,530

The accompanying notes form an integral part of these unaudited interim condensed consolidated financial statements.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/(DEFICIENCY)

For the six months ended 30 June 2022

	Note	Share capital	Preference shares	Share reserve	Capital reserve	Warrants	Translation reserve	Accumulated losses	Total shareholders’ equity/ (deficiency)
		$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Balance at 1 January 2021		36,553	59,339	11,630	785	5,742	(2,930)	(137,634)	(26,515)
Loss for the period		—	—	—	—	—	—	(150,568)	(150,568)
Other comprehensive income for the period		—	—	—	—	—	2,276	—	2,276

Total comprehensive income/(loss) for the period		—	—	—	—	—	2,276	(150,568)	(148,292)

Employee share grant and option scheme	11	—	—	2,448	—	—	—	—	2,448
Non-executive directors share grant and option scheme		—	—	108	—	—	—	—	108
Issuance of shares	10 & 11	2,455	—	(2,378)	—	—	—	—	77

Total transactions with owners, recognised directly in equity		2,455	—	178	—	—	—	—	2,633

Balance at 30 June 2021		39,008	59,339	11,808	785	5,742	(654)	(288,202)	(172,174)

The accompanying notes form an integral part of these unaudited interim condensed consolidated financial statements.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended 30 June 2022

		For the Six Months ended 30 June
	Note	2022	2021
		$’000	$’000
Cash flows from operating activities
Loss for the period		(116,527)	(150,568)
Adjustments for:
- Tax expense	8	47	339
- Employee share grant and option expense		1,804	2,448
- Non-executive director share grant and option expense		1,320	108
- Depreciation and amortisation		10,834	5,012
- Loss on disposal of plant and equipment and intangible assets	7	104	—
- (Reversal of impairment)/Impairment loss on financial assets		(166)	291
- Gain on lease modification		(188)	—
- Interest income		(193)	(237)
- Finance cost		2,011	10,188
- Unrealised currency translation losses		8,775	133
- Fair value loss of Series B, D1, E and F conversion options	7	—	124,146
- Fair value gain on warrant liabilities	7	(23,016)	—
- Share listing expense		104,950	—

		(10,245)	(8,140)

Changes in working capital, net of effects from acquisition and disposal of subsidiaries
- Trade and other receivables		(1,807)	1,040
- Trade and other payables		9,735	1,575
- Deferred revenue		2,547	(326)

Cash used in operations		230	(5,851)
Interest received		186	231
Income tax paid		(582)	(1,144)

Net cash used in operating activities		(166)	(6,764)

Cash flows from investing activities
Additions to plant and equipment		(438)	(459)
Additions of intangible assets		(9,581)	(4,971)
Proceeds from disposal of plant and equipment		27	1

Net cash used in investing activities		(9,992)	(5,429)

Cash flows from financing activities
Interest paid		(536)	(631)
Proceeds from borrowings		—	11,000
Borrowings’ transaction cost		—	(449)
Principal payment of lease liabilities		(2,206)	(2,070)
Proceeds from Reorganisation		142,145	—
Proceeds from the shares issued to PIPE investors		178,653	—
Transaction cost in relation to issuance of PIPE shares		(7,664)	—
Proceeds from issuance of ordinary shares		728	77
Repayment of convertible notes		—	(11,261)
Payment for legal and professional fees incurred for IPO		(2,436)	—

Net cash provided/(used in) by financing activities		308,684	(3,334)

Net increase/(decrease) in cash and cash equivalents		298,526	(15,527)

Cash and cash equivalents
Beginning of the six months ended 30 June		70,236	93,359

End of the six months ended 30 June		368,762	77,832

The accompanying notes form an integral part of these unaudited interim condensed consolidated financial statements.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

These notes form an integral part of and should be read in conjunction with the accompanying unaudited interim condensed consolidated financial statements.

1.	General information

PropertyGuru Group Limited (the “Company”) is incorporated in Cayman Islands. The address of its registered office is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

PropertyGuru Group Limited and its subsidiaries (the “Group”) is in the business of advertising, real estate marketing, business management and consultancy services.

2.	Significant changes in the current reporting period

On 17 March 2022 (“Closing Date”), PropertyGuru Group Limited consummated the previously announced business combination pursuant to the Business Combination Agreement, dated as of July 23, 2021 with Bridgetown 2 Holdings Limited (“Bridgetown 2”), B2 PubCo Amalgamation Sub Pte. Ltd. (“Amalgamation Sub”) and PropertyGuru Pte. Ltd. (“PropertyGuru”). In connection with the business combination, the ordinary shares, restricted stocks and warrant are converted in accordance with the terms and conditions of the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, the Company and Bridgetown 2 entered into subscription agreements with third party investors. Pursuant to the agreements, the investors subscribed for and purchased from the Company an aggregate of 13,193,068 the Company’s ordinary shares for a purchase price of US$10.00 per share, for an aggregate gross proceeds of US$131,930,680, equivalent to approximately $178,653,000 (the “PIPE Financing”). The PIPE Financing was consummated concurrently with the closing of the Business Combination. On the closing date of the Business Combination, the Company acquired all of the ordinary shares of PropertyGuru, from PropertyGuru shareholders, in consideration for the issuance of ordinary shares of the Company, by way of exchanging 128,376,418 ordinary shares of the Company for all of the 3,555,946 ordinary shares of PropertyGuru outstanding as of the closing date, such that PropertyGuru became a wholly-owned subsidiary of the Company. On 18 March 2022, the Company’s ordinary shares commenced trading on the New York Stock Exchange, or “NYSE”, under the symbol “PGRU”.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

2.	Significant changes in the current reporting period (continued)

The Business Combination is accounted for as a capital reorganisation. The Business Combination, which is not within the scope of IFRS 3 Business Combination as Bridgetown 2 does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 Share-based Payment. As such, the Business Combination is treated as the equivalent of the Company issuing shares at the closing of the Business Combination for the net assets of Bridgetown 2 as of the closing date, accompanied by a recapitalisation. The net assets of Bridgetown 2 are stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of the Company’s shares issued considering a fair value of the PropertyGuru shares of $11.28 per share (price of PropertyGuru ordinary shares at Closing Date) over the fair value of Bridgetown 2’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares.

This amounts to $104,950,000 which is expensed to profit or loss (“share listing expense”). The share listing expense is non-recurring in nature and represents a share-based payment made in exchange for a listing service.

As of 17 March 2022
$’000
Fair value of equity consideration issued by the Company
Fair value of Bridgetown 2 Class A ordinary shares outstanding	137,233
Fair value of Bridgetown 2 Class B ordinary shares outstanding	84,318

221,551

Fair value of Bridgetown 2 net assets acquired
Net cash proceeds from Bridgetown 2	134,481
Warrant liabilities	(27,746)
Others	9,866

116,601

Share listing expense	104,950

3.	Significant accounting policies

3.1	Basis of preparation

The Group has prepared the interim condensed consolidated financial statements on the basis that it will continue to operate as a going concern, and there is reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future, and not less than 12 months from the end of the reporting period.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

3.	Significant accounting policies (continued)

3.1	Basis of preparation (continued)

The unaudited interim condensed consolidated financial statements of the Group for the three and six months ended 30 June 2022 has been prepared in accordance with International Accounting Standard IAS 34 Interim Financial Reporting. They do not include all of the information required for a complete set of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Prior to consummation of the Business Combination on 17 March 2022, the audited consolidated financial statements for the year ended 31 December 2021 were issued for PropertyGuru Pte. Ltd. and its subsidiaries which was the accounting acquirer and the Group was a blank check company with no operations and nominal assets consisting almost entirely of cash. As a result of the Business Combination, PropertyGuru Pte. Ltd. became a wholly-owned subsidiary of the Group. As the operations of the Group are that of its subsidiary PropertyGuru Pte. Ltd., these interim financial statements should be read in conjunction with that of the audited consolidated financial statements for the year ended 31 December 2021 issued for PropertyGuru Pte. Ltd. and its subsidiaries.

The accounting policies applied in these unaudited interim condensed consolidated financial statements are consistent with those applied in the audited consolidated financial statements for the year ended 31 December 2021 issued for PropertyGuru Pte. Ltd. and its subsidiaries. The new and amended standards and interpretations applied for the first time as of 1 January 2022, as disclosed in the notes to the annual audited consolidated financial statements for the year ended 31 December 2021 issued for PropertyGuru Pte. Ltd. and its subsidiaries had no material impact on the unaudited interim condensed consolidated financial statements of the Group for the three and six months ended 30 June 2022.

In the opinion of the Group, the accompanying unaudited interim condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of 30 June 2022, and its results of operations for the three and six months ended 30 June 2022 and cash flows for the six months ended 30 June 2022. The consolidated balance sheet at 31 December 2021, was derived from audited annual consolidated financial statements but does not contain all of the footnote disclosures from the annual consolidated financial statements.

3.2	Critical accounting estimates, assumptions and judgements

In preparing these unaudited interim condensed consolidated financial statements, the critical accounting estimates, assumptions and judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those applied and discussed in the audited consolidated financial statements for the financial year ended 31 December 2021.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

4.	Segment information

(a)	Description of segments

The Group’s operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Maker (“CODM”), which is the Leadership Team, comprising of the Chief Executive Officer, Chief Financial Officer, Managing Director Marketplaces, Managing Director Fintech/Chief Marketing Officer, Managing Director Data & Software Solutions, Chief Technology Officer and Chief People Officer.

With effect from 1 January 2022, certain changes were made to reflect the way the CODM monitors the performance of the segments. Segment reporting information for earlier periods have been restated to conform to these changes. The change in segments have no impact on the consolidated financial position, results of operations or cash flows, as reflected in the consolidated financial statements.

The Group has five reportable segments, namely four Marketplaces and Fintech and Data services. The Marketplaces segments consist of core listing marketplace for agents and developer marketing solutions business in four primary geographic areas, namely Singapore, Vietnam, Malaysia and Other Asia (comprising Thailand and Indonesia). Each of these geographic Marketplaces segments has different political and economic conditions as well as market factors and strategic initiatives which influence performance. Furthermore, each geographic Marketplace segment represents a business in different stages of development (with Singapore being the most mature and Other Asia still considered by management to be a developing market).

The Fintech and Data services segment consists of the digital mortgage marketplace business, PropertyGuru Finance, launched in March 2020 where commission is earned from Financial Institutions on each mortgage brokered, and the data business involving provision of data services to developers, agents, banks and property valuers.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

4.	Segment information (continued)

(b)	Segment information

The table below shows the segment information provided to the CODM for the reportable segments for the three and six months ended 30 June 2022 and 2021.

	Marketplaces
	Singapore	Vietnam	Malaysia	Other Asia	Fintech and data services	Total reportable segments
	$’000	$’000	$’000	$’000	$’000	$’000
Six months ended 30 June 2022
Revenue from external customers	32,297	11,999	11,333	3,585	2,049	61,263

Adjusted EBITDA	22,631	2,806	3,610	(2,431)	(3,531)	23,085

Six months ended 30 June 2021
Revenue from external customers	25,359	10,098	4,046	2,034	1,353	42,890

Adjusted EBITDA	16,932	2,778	(6,931)	(1,895)	(2,093)	8,791

Three months ended 30 June 2022
Revenue from external customers	17,293	6,943	5,899	1,866	1,030	33,031

Adjusted EBITDA	11,233	1,669	1,241	(1,179)	(1,885)	11,079

Three months ended 30 June 2021
Revenue from external customers	13,246	5,835	2,187	1,060	675	23,003

Adjusted EBITDA	8,601	1,869	(2,439)	(1,226)	(1,351)	5,454

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

4.	Segment information (continued)

(b)	Segment information (continued)

A reconciliation of adjusted EBITDA to profit/(loss) before income tax is provided as follows:

	For the Three Months ended 30 June		For the Six Months ended 30 June
	2022	2021	2022	2021
	$’000	$’000	$’000	$’000

Adjusted EBITDA as above	11,079	5,454	23,085	8,791

Headquarters cost	(8,068)	(7,404)	(19,190)	(13,563)
Changes in fair value of preferred share, warrant liabilities and embedded derivatives	11,944	(125,086)	23,016	(124,146)
Finance costs – net	(1,192)	(4,948)	(1,818)	(9,951)
Depreciation and amortisation expense	(5,920)	(2,564)	(10,834)	(5,012)
Impairment	—	—	—	(8)
Share grant and option expenses	(1,507)	(1,136)	(3,035)	(2,468)
Other gains/(losses) – net	(62)	(349)	(263)	(366)
Business acquisition transaction and integration costs	(1,489)	(1,254)	(2,598)	(1,254)
Legal and professional fees incurred for IPO	1,874	(2,252)	(16,570)	(2,252)
Share listing expense	—	—	(104,950)	—
On-going cost of a listed entity	(2,869)	—	(3,323)	—

Profit/(Loss) before income tax	3,790	(139,539)	(116,480)	(150,229)

Headquarters costs are costs of personnel that are based predominantly in its Singapore headquarters and certain key personnel in Malaysia and Thailand, and that service the group as a whole, consisting of its executive officers and its group marketing, technology, product, human resources, finance and operations teams, as well as platform IT costs (hosting, licensing, domain fees), workplace facilities costs, corporate public relations retainer costs and professional fees such as audit, legal and consultant fees.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

4.	Segment information (continued)

(b)	Segment information (continued)

The CODM uses adjusted EBITDA as a measure to assess the performance of the segments. This excludes the effects of significant items of income and expenditure which may have an impact on the quality of earnings such as changes in fair value of preferred shares, warrant liabilities and embedded derivatives, finance costs, depreciation and amortisation, income tax expenses, impairments when the impairment is the result of an isolated, non-recurring event, share grant and option expenses, loss on disposal of plant and equipment and intangible assets, currency translation loss, business acquisition transaction and integration costs, legal and professional expenses incurred for IPO, share listing expense and on-going costs of a listed entity.

5.	Revenue

	For the Three Months ended 30 June		For the Six Months ended 30 June
	2022	2021	2022	2021
	$’000	$’000	$’000	$’000
Agent Revenue
- Membership	12,300	10,178	24,115	19,732
- Agent discretionary	15,171	8,697	27,475	15,883

	27,471	18,875	51,590	35,615

Developer Revenue
- Advertising activities	2,875	2,945	4,975	5,144
- Events	873	133	1,268	337
- Print	8	5	16	11
- Services	755	—	1,346	—
- Others	19	253	19	430

	4,530	3,336	7,624	5,922

Fintech and data services	1,030	792	2,049	1,353

	33,031	23,003	61,263	42,890

Revenue recognised
- At a point in time	6,200	3,095	11,183	6,023
- Over time	26,831	19,908	50,080	36,867

	33,031	23,003	61,263	42,890

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

6.	Earnings/(Loss) per share

The Group calculates earnings/(loss) per share by dividing earnings/(loss) for the period attributable to the shareholders of the parent by the weighted average number of shares outstanding during the period.

Comparative earnings per share (basic and diluted) were restated to give effect to the share exchange for comparability purposes (see Note 2).

(a)	Weighted average number of shares used as the denominator

	For the Three Months ended 30 June		For the Six Months ended 30 June
	2022	2021	2022	2021
	Number	Number	Number	Number

Weighted average number of ordinary shares used as the denominator in calculating basic loss per share	161,287,206	56,327,433	147,338,563	56,178,430
Adjustments for calculation of diluted loss per share¹:
Restricted stock units	1,454,470	—	—	—
Stock options	2,307,781	—	—	—

Weighted average number of ordinary shares and potential ordinary shares used as the denominator in calculating diluted loss per share	165,049,456	56,327,433	147,338,563	56,178,430

¹ Potential ordinary shares outstanding consist of restricted stock units, stock options and warrants and are excluded if their effect is anti-dilutive.

(b)	Basic earnings/(loss) per share

	For the Three Months ended 30 June		For the Six Months ended 30 June
	2022	2021	2022	2021

Earnings/(Loss) for the period attributable to the shareholders of the parent ($’000)	3,821	(139,781)	(116,527)	(150,568)
Weighted average number of shares outstanding	161,287,206	56,327,433	147,338,563	56,178,430

Basic earnings/(loss) per share	0.02	(2.48)	(0.79)	(2.68)

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

6.	Earnings/(Loss) per share (continued)

(c)	Diluted earnings/(loss) per share

	For the Three Months ended 30 June		For the Six Months ended 30 June
	2022	2021	2022	2021

Earnings/(Loss) for the period attributable to the shareholders of the parent ($’000)	3,821	(139,781)	(116,527)	(150,568)
Weighted average number of shares outstanding	165,049,456	56,327,433	147,338,563	56,178,430

Diluted earnings/(loss) per share	0.02	(2.48)	(0.79)	(2.68)

7.	Other gains/(losses) – net

	For the Three Months ended 30 June		For the Six Months ended 30 June
	2022	2021	2022	2021
	$’000	$’000	$’000	$’000

Loss on disposal of plant and equipment and intangible assets	(77)	—	(104)	— *
Currency translation loss	(173)	(349)	(347)	(366)
Gain on lease modification	188	—	188	—
Fair value loss on Series B, D1, E and F preference shares	—	(125,086)	—	(124,146)
Fair value gain on warrant liabilities	11,944	—	23,016	—

	11,882	(125,435)	22,753	(124,512)

* Less than $1,000

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

8.	Income taxes

The Group recognised assets and liabilities for tax based on profit for six months ended 30 June 2022 and 2021. Total net liabilities (including current and deferred taxes) amounted approximately to $6,414,000 as at 30 June 2022 and $6,929,000 as at 31 December 2021.

The Group’s deferred tax liabilities arose mainly from fair value adjustments arising in a business combination whereas deferred tax assets are recognised for tax losses and capital allowances carried forward to the extent that the deferred income tax assets are recognised for tax losses and capital allowances carried forward to the extent that realisation of the related tax benefits through future taxable profits is probable. The Group has unrecognised tax losses of $82,277,000, capital allowance of $3,860,000 and merger and acquisition (“M&A”) allowance of $8,353,000 at the balance sheet date which can be carried forward and used to offset against future taxable income subject to meeting certain statutory requirements by those companies with unrecognised tax losses, capital allowances and M&A allowance in their respective countries of incorporation. The capital allowances and M&A allowances have no expiry date. The tax losses of $82,277,000 will expire between 2022 and 2029.

9.	Intangible assets

Goodwill

Goodwill is allocated to the Group’s cash-generating units (“CGUs”) identified according to countries of operation and business segments.

A segment-level summary of the goodwill allocation is as follows:

	30 June 2022	31 December 2021
	$’000	$’000

Singapore – ePropertyTrack	3,586	3,586
Singapore – Ensign	5,099	5,099
Vietnam – PG Vietnam	117,273	115,817
Malaysia – MyProperty Data Sdn. Bhd.	2,085	2,149
Malaysia – Malaysia marketplace [1]	219,207	225,908
Thailand – Thailand marketplace [2]	9,573	9,889

	356,823	362,448

[1]	Comprise of iProperty.com Malaysia Sdn. Bhd., Brickz Research Sdn. Bhd., IPGA Management Services Sdn. Bhd. and PropertyGuru Malaysia International (Malaysia) Sdn. Bhd.
[2]	Comprise of Kid Ruang Yu Co., Ltd., Prakard IPP Co., Ltd., iProperty (Thailand) Co., Ltd., and AllProperty Media Co., Ltd. (head Office)

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

9.	Intangible assets (continued)

Impairment tests for goodwill

Goodwill is tested for impairment annually and whenever there is indication that the goodwill may be impaired. The recoverable amounts of the ePropertyTrack, Ensign, PG Vietnam and MyProperty Data CGUs are determined based on value-in-use. The recoverable amount of the Malaysia marketplace and Thailand marketplace CGUs are determined by assessing the fair value less cost to sell of the CGUs.

The key assumptions used for the value-in-use and fair value less cost to sell calculations for each of the CGUs were disclosed in the annual consolidated financial statements for the year ended 31 December 2021. As at 30 June 2022, there were no circumstances that indicated that the carrying value of goodwill may be impaired.

10.	Share capital

Number of ordinary shares

Issued share capital
At 1 January 2022	—
Shares issued to PIPE investors	13,193,068
Reorganisation
- Share exchange (see Note 2)	128,376,418
- Shares issued to holders of Class A and Class B ordinary shares of Bridgetown 2	19,641,074
Shares issued as part of the Employee Share Grant Plan	289,885

At 30 June 2022	161,500,445

All issued ordinary shares are fully paid. There is no par value for these ordinary shares.

Fully paid ordinary shares carry one vote per share and carry a right to dividends as and when declared by the Company.

PROPERTYGURU GROUP LIMITED AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three and six months ended 30 June 2022

11.	Share and capital reserve

(a)	Share reserve

$’000

At 1 January 2022	18,658
Employee share grant and option schemes:
- Value of employee services	1,804
- Shares issued	(4,703)
Director share grant and options schemes:
- Value of services	1,320
- Shares issued	(180)

At 30 June 2022	16,899

(b)	Capital reserves

$’000

At 1 January 2022 and 30 June 2022	785

12.	Events occurring after the financial period

Early repayment of loan facility agreement

The Group has fully settled all outstanding loans of the facility on 7 July 2022 using the proceeds from the business combination.